                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                              Orchid Cellmark Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68573C107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 17, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         /X/      Rule 13d-1(c)

         / /      Rule 13d-1(d)

---------------------------
         (1)      The  remainder  of this  cover  page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

                  The  information  required in the remainder of this cover page shall  not be  deemed  to be  "filed"  for  the  purpose  of  Section  18 of the
Securities  Exchange Act of 1934 or otherwise subject to the liabilities of that section  of the Act but  shall be  subject  to all other  provisions  of the Act
(however, SEE the NOTES).

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 2 of 17 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  438,453 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              438,453 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    438,453 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 3 of 17 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  443,874 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              443,874 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    443,874 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 4 of 17 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  207,174 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              207,174 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    207,174 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 5 of 17 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  139,112 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              139,112 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    139,112 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 6 of 17 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (QP), LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  64,806 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              64,806 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    64,806 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 7 of 17 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   710,433 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              710,433 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    710,433 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 8 of 17 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   582,986 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              582,986 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    582,986 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 9 of 17 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,293,419 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,293,419 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,293,419 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 10 of 17 Pages
-----------------------                                  -----------------------

Item 1(a).        Name of Issuer:

                  Orchid Cellmark Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  4390 US Route One
                  Princeton, New Jersey 08540

Item 2(a).        Name of Person Filing:

                  This  statement is jointly  filed by Accipiter  Life  Sciences
                  Fund, LP, a Delaware limited partnership  ("ALSF"),  Accipiter
                  Life Sciences Fund (Offshore),  Ltd., a Cayman Islands company
                  ("Offshore"),  Accipiter Life Sciences Fund II, LP, a Delaware
                  limited partnership ("ALSF II"),  Accipiter Life Sciences Fund
                  II (Offshore), Ltd., a Cayman Islands Company ("Offshore II"),
                  Accipiter Life Sciences Fund II (QP),  LP, a Delaware  limited partnership ("QP II"),  Accipiter Capital  Management,  LLC, a
                  Delaware limited  liability  company  ("Management"),  Candens
                  Capital, LLC, a Delaware limited liability company ("Candens")
                  and Gabe  Hoffman  (together  with  ALSF,  ALSF II,  Offshore,
                  Offshore II, QP II,  Management  and Candens,  the  "Reporting
                  Person").  Because  Gabe  Hoffman  is the  managing  member of
                  Candens (Gabe Hoffman and Candens are hereinafter  referred to as the "Domestic Controlling  Persons"),  which in turn is the general  partner of ALSF,  ALSF II and QP II, and because Gabe
                  Hoffman is the managing member of Management (Gabe Hoffman and
                  Management  are  hereinafter   referred  to  as  the  "Foreign
                  Controlling Persons"), which in turn is the investment manager of Offshore and Offshore II, the Domestic  Controlling Persons
                  and Foreign  Controlling  Persons  may be deemed,  pursuant to
                  Rule 13d-3 of the Securities  Exchange Act of 1934, as amended
                  (the  "Act"),  to be the  beneficial  owners of all  shares of
                  Common Stock held by ALSF, ALSF II, Offshore,  Offshore II and
                  QP II. The Reporting  Persons are filing this joint statement, as they may be considered a "group" under Section  13(d)(3) of the Act. However, neither the fact of this filing nor anything contained  herein  shall be deemed to be an  admission  by the
                  Reporting Persons that such a group exists.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  399 Park Avenue, 38th Floor
                  New York, New York 10022

Item 2(c).        Citizenship:

                  ALSF,  ALSF II, QP II,  Candens and  Management  are organized under the laws of the State of Delaware. Offshore and Offshore
                  II are organized  under the laws of the Cayman  Islands.  Gabe
                  Hoffman is a citizen of the United States of America.

Item 2(d).        Title of Class of Securities:

                  Common Stock

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 11 of 17 Pages
-----------------------                                  -----------------------

Item 2(e).        CUSIP Number:

                  68573C107

Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b),  or 13d-
                  2(b) or (c), Check Whether the Person Filing is a:

                  /X/      Not Applicable

         (a)      / /      Broker or dealer  registered  under Section 15 of the
                           Exchange Act.

         (b)      / /      Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.

         (c)      / /      Insurance  company as defined in Section  3(a)(19) of
                           the Exchange Act.

         (d)      / /      Investment  company registered under Section 8 of the
                           Investment Company Act.

         (e)      / /      An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E).

         (f)      / /      An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /      A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      / /      A church plan that is excluded from the definition of
                           an investment  company under Section  3(c)(14) of the
                           Investment Company Act.

         (j)      / /      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

                  The  percentages  reported  herein  are  calculated  based  on
                  24,365,033  shares of Common Stock  outstanding  as of May 15,
                  2006,  as  reported in the  Issuer's  Form 10-K filed with the
                  Securities and Exchange Commission on May 24, 2006.

                  See Cover Pages Items 5-11.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 12 of 17 Pages
-----------------------                                  -----------------------

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certifications.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 13 of 17 Pages
-----------------------                                  -----------------------

                                    SIGNATURE

                  After  reasonable  inquiry and to the best of my knowledge and belief,  I certify  that the  information  set forth in this  statement is true, complete and correct.

Dated: May 25, 2006                     ACCIPITER LIFE SCIENCES FUND, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 14 of 17 Pages
-----------------------                                  -----------------------

                                        ACCIPITER LIFE SCIENCES FUND II (QP), LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER CAPITAL MANAGEMENT, LLC

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        CANDENS CAPITAL, LLC

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        /s/ Gabe Hoffman
                                        ----------------------------------------
                                        GABE HOFFMAN

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 15 of 17 Pages
-----------------------                                  -----------------------

                                  EXHIBIT INDEX

                  The following document is filed herewith:

                  (a)      Joint  Filing  Agreement  dated  May 25,  2006  among
                           Accipiter  Life Sciences  Fund,  LP,  Accipiter  Life
                           Sciences  Fund II, LP,  Accipiter  Life Sciences Fund
                           (Offshore),  Ltd.,  Accipiter  Life  Sciences Fund II
                           (Offshore),  Ltd.,  Accipiter  Life  Sciences Fund II
                           (QP), LP, Accipiter Capital Management,  LLC, Candens
                           Capital, LLC and Gabe Hoffman.

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 16 of 17 Pages
-----------------------                                  -----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

         The  undersigned  hereby agree that the Statement on Schedule 13G dated
May 25, 2006 with respect to the shares of Common Stock of Orchid  Cellmark Inc.
and any further  amendments  thereto executed by each and any of the undersigned shall  be  filed  on  behalf  of  each  of the  undersigned  pursuant  to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange
Act of 1934, as amended.

Dated: May 25, 2006                     ACCIPITER LIFE SCIENCES FUND, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

-----------------------                                  -----------------------
CUSIP No. 68573C107                   13G                    Page 17 of 17 Pages
-----------------------                                  -----------------------

                                        ACCIPITER LIFE SCIENCES FUND II (QP), LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER CAPITAL MANAGEMENT, LLC

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        CANDENS CAPITAL, LLC

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        /s/ Gabe Hoffman
                                        ----------------------------------------
                                        GABE HOFFMAN